Exhibit 99.1

Bulldog Technologies Receives Wide Acceptance
at US Maritime Security Expo

Additional Pilot Programs Expected

Richmond, British Columbia, Canada – September 24th, 2004 — Bulldog Technologies Inc. (OTCBB: BLLD) a leading provider of wireless cargo security solutions announced today that the level of booth traffic and interest in the BOSSTM product portfolio at the US Maritime Security Expo greatly exceeded its expectations.

The US Maritime Security Expo 2004, held September 14-15 at the Jacob Javits Convention Center in New York City, was the third annual expo and conference covering global maritime security concerns. The event attracted 3,000 buyers and services from 50 countries with participation by both national and international industry, government officials, and purchasing authorities.

Bulldog’s security systems allow dispatchers, security personnel, emergency response teams and cargo transport drivers to monitor valuable cargo during the transport, storage and delivery process. In contrast to radio-frequency tags, Bulldog’s proprietary technology employs a monitoring system that detects suspicious activity on a real-time basis. Thus, Bulldog’s technology can prevent the illegal entry of port storage facilities and theft of mobile or in-transit shipping containers.

“We were very pleased with the high traffic flow and ardent interest expressed by security experts and purchasing agents who viewed and discussed our products,” noted James McMillan, Chief Operating Officer of Bulldog Technologies. “As a result of the numerous discussions we had, and the level of interest expressed, I am confident that we will generate new pilot project opportunities.”

Bulldog’s newest product, the Mini BOSSTM, a miniature GPS tracking device for cargo containers and trailers, was demonstrated for the first time and generated considerable interest among all parties viewing the display.

“It seemed that everyone we spoke to suggested multiple applications for our products,” continued Mr. McMillan. “We are excited about the opportunity for new business created by our attendance at the show.”

“In addition to the positive response we received from potential pilot customers, we spoke to a number of partners who have expressed interest in marketing, selling and supporting the BOSSTM line of wireless cargo security solutions. We expect to sign two new distributors soon,” added John Cockburn, President and Chief Executive Officer of Bulldog Technologies. “These partners focus on major Fortune 500 companies who require superior retail security solutions. They focus on customers who are looking to secure their containers as well as to add additional security solutions to their existing security strategy.”

About Bulldog Technologies

Bulldog Technologies, Inc. researches, develops, and manufactures real-time, comprehensive monitoring and intrusion detection devices for use in the cargo transportation and storage industry. Bulldog has developed the Road BOSSTM for mobile cargo transported in trailers, delivery trucks/vans, and ocean containers. The Yard BOSSTM is a proprietary asset protection and security system developed for cargo containers and trailers stored for extended periods in freight yards and port facilities. The Tanker BOSSTM is a triple-redundant electronic security system that simultaneously monitors internal fluid levels and all ingress and egress points on tanker trucks. The Mini BOSSTM is a compact sized covert tracking device being developed for use in loss prevention security activities and for asset visibility of high value cargo.

For further information, visit Bulldog on the Web at www.bulldog-tech.com

Email: info@bulldog-tech.com

Investor Contact:       Aurelius Consulting Group

Jeff Wadley (888) 451-5721 (407) 644-4256 Jeff@aurcg.com http://www.runonideas.com